Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

UNIFIED GROCERS, INC.,

SUPERVALU INC.

and

WEST ACQUISITION CORPORATION

Dated as of April 10, 2017

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 10, 2017, is by and among Unified Grocers, Inc., a California corporation (the “Company”), SUPERVALU INC., a Delaware corporation (“Parent”) and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of California (the “CGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Shareholders, and (iii) resolved, subject to Section 5.2, to recommend that the Shareholders approve the Merger and this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incurring the obligations set forth herein, certain directors of the Company, who own, beneficially or of record, an aggregate of approximately 3.75% of the Class A Shares, 23.01% of the Class B Shares and 20.77% of the Class E Shares issued and outstanding on the date of this Agreement, are entering into Voting Agreements with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which, upon the terms and conditions set forth therein, such directors have agreed to vote the Shares over which they have voting control in favor of the approval of the Merger and this Agreement, and the Company Board has approved the entry into the Voting Agreement by the parties thereto;

WHEREAS, the respective board of directors of each of the Parent and Merger Sub have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.4. The Merger shall have the effects specified in the CGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California 90067, at 9:00 A.M. on the third (3rd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks in the City of Los Angeles, CA or the office of the Secretary of State of the State of California are required or authorized by Law to close.

1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent shall cause this Agreement (subject to changes as may be mutually agreed to by Parent and the Company in accordance with this Agreement and the CGCL) together with officer’s certificates satisfying the applicable requirements of the CGCL (collectively, the “Merger Filing”), with respect to the Merger to be duly executed, acknowledged, delivered for filing with and filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL. The Merger shall become effective at such time as the Merger Filing is duly filed with the Secretary of State of California in accordance with the CGCL or at such other later time as the Company and Parent may agree and is specified in the Merger Filing (the “Effective Time”).

1.4 The Articles of Incorporation of the Surviving Corporation. The parties hereto shall take all actions necessary so that the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Articles”), until thereafter amended as provided therein or by applicable Law.

1.5 The Bylaws of the Surviving Corporation. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

1.6 Directors of the Surviving Corporation. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws. Prior to the Effective Time, the Company shall deliver resignations from the directors of the Company effective as of the Closing.

1.7 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

ARTICLE II

Effect on Capital Stock; Exchange of Certificates

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:

(a) Class A and Class B Merger Consideration. Each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $200.27 per Class A Share or Class B Share, as applicable, in cash, without interest (the “Per Share Class A and Class B Merger Consideration”). At the Effective Time, all of the Class A Shares and Class B Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Class A and Class B Merger Consideration, without interest or, with respect to Class A Shares and Class B Shares that are owned by Dissenting Shareholders, the payment provided by the CGCL with respect to such Shares.

(b) Class E Merger Consideration. Each Class E Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $100.00 per Class E Share (the “Per Share Class E Merger Consideration”). At the Effective Time, all of the Class E Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Class E Merger Consideration, without interest or, with respect to Class E Shares that are owned by Dissenting Shareholders, the payment provided by the CGCL with respect to such Shares.

(c) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.3(f).

(d) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Closing Estimates and Closing Payments.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall notify Parent in writing of the respective amounts and bank accounts to which each of the amounts payable pursuant to Section 2.2(b) shall be paid.

(b) At the Closing, Parent shall make the following payments in cash (by wire transfer of immediately available funds unless otherwise designated by the payee thereof):

(i) to the accounts set forth in the Payoff Letters or to the Company in respect of all required deposits and excess deposits (which amounts the Company shall reasonably promptly following the Closing pay to the applicable Member), the amounts set forth in such Payoff Letters and the notice contemplated by 2.2(a) with respect to all required deposits and excess deposits;

(ii) to the extent not paid by the Company, to the account of each Person to whom any Transaction Expenses (other than all amounts payable pursuant to Section 2.4 in respect of Full Value Units and Appreciation Units which shall be paid in accordance with Section 2.2(b)(iv)) are owed, an amount equal to such Transaction Expenses owing to such Person;

(iii) to an account designated by the Paying Agent, for the benefit of the holders of Shares (the “Shareholders”), an amount necessary for the Paying Agent to make payments under Sections 2.1(a) and 2.1(b) (such cash being hereinafter referred to as the “Payment Fund”); and

(iv) to an account designated by the Company to be held in trust for distribution by the Surviving Corporation to the holders of Full Value Units and Appreciation Units as set forth in Section 2.4, an amount necessary for the Surviving Corporation to make the payments under Section 2.4.

2.3 Exchange and Surrender Procedures.

(a) Paying Agent. The Parent, with the Company’s prior written approval (which approval shall not be unreasonably conditioned, withheld or delayed), shall select a nationally recognized financial institution to serve as the Paying Agent (the “Paying Agent”) for the benefit of the Shareholders. The paying agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Payment Fund shall remain uninvested.

(b) Exchange and Surrender Procedures.

(i) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or transfer of the Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent and the Company shall reasonably agree (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or the Book-Entry Shares to the Paying Agent in exchange for the Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration, as applicable, to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or Book-Entry Shares, together with, in the case of Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or in the case of Book-Entry Shares held through the Depository Trust Company, receipt of an “agents message” by the Paying Agent, and such other documents as may customarily be required, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(g)) of cash that such holder has the right to receive pursuant to Section 2.1.

(iii) No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.

(iv) In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificates may be issued to such transferee if the Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Paying Agent. Payments pursuant to Section 2.1 with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the Shareholders for 180 days after the Effective Time shall be delivered to the Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the merger consideration contemplated under Sections 2.1(a) and 2.1(b) (after giving effect to any required Tax withholdings as provided in Section 2.3(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or transfer of the Book-Entry Shares, without any interest thereon and only as a general creditor thereof. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration, as applicable.

(f) Dissenting Shares. No Dissenting Shareholder shall be entitled to receive the Per Share Class A and Class B Merger Consideration or the Per Share Class E Merger Consideration, as applicable, with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to require the Company to purchase such Shares for their fair market value under the CGCL. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the CGCL with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands to require the Company to purchase such Shares for their fair market value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights to require the Company to purchase such Shares for their fair market value and (ii) the opportunity to direct all negotiations and proceedings with respect to such demand under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands to require the Company to purchase such shares for their fair market value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder, holder of Full Value Units or holders of Appreciation Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Shareholders, holders of Full Value Units or holders of Appreciation Units in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

2.4 Treatment of LTIP Units.

(a) Treatment of Full Value Units. At the Effective Time, each outstanding cash-settled award of full-value units (a “Full Value Unit”) granted under the Company’s Long-Term Incentive Plan as Amended and Restated Effective January 18, 2017, or prior versions thereof (the “Company LTIP”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Full Value Unit to receive (without interest), within thirty (30) days of the Effective Time, an amount in cash determined in accordance with Section 4.2(b) of the Company LTIP and the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Full Value Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company LTIP and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(b) Treatment of Appreciation Units. At the Effective Time, each outstanding cash-settled award of appreciation units (an “Appreciation Unit,” and the Appreciation Units together with the Full Value Units, the “LTIP Units”) granted under the Company LTIP shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Appreciation Unit to receive (without interest), within thirty (30) days of the Effective Time, an amount in cash determined in accordance with Section 4.2(a) of the Company LTIP and the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Appreciation Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company LTIP and award agreement that will not trigger a Tax or penalty under Section 409A of the Code. For the avoidance of doubt, if the formula set forth in Section 4.2(a) of the Company LTIP does not yield a positive number with respect to an Appreciation Unit, such Appreciation Unit shall be cancelled at the Effective Time for no consideration or payment.

(c) Corporate Actions. At least five (5) Business Days prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall deliver to Parent complete and accurate copies of all resolutions and instruments prepared in connection with this Section 2.4 for Parent’s review and approval, which approval will not be unreasonably withheld, delayed, or conditioned, and the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt such resolutions, as approved by Parent, prior to the Effective Time.

ARTICLE III

Representations and Warranties of the Company

Except (a) as set forth in the Applicable Company Reports (provided, that in no event shall any disclosure in any Applicable Company Report qualify or limit the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.4 (Governmental Filings; No Violations; Certain Contracts), or Section 3.25 (Brokers and Finders)) or (b) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which such disclosure is reasonably apparent on its face, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered sections of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ Organizational Documents, each as amended prior to the date of this Agreement, and each as so delivered is in full force and effect. The Company and its Subsidiaries are not in violation of any of such Organizational Documents.

3.2 Capital Structure.

(a) As of the close of business on the Business Day immediately preceding the date of this Agreement (or as of the date hereof, with respect to the Class C Shares), the authorized capital stock of the Company consists of (i) 500,000 Class A Shares, without par value (the “Class A Shares”), of which 121,450 Class A Shares were outstanding, (ii) 2,000,000 Class B Shares, without par value (the “Class B Shares”), of which 403,325 Class B

Shares were outstanding, (iii) 24 Class C Shares, without par value (the “Class C Shares”), of which no Class C Shares were outstanding, and (iv) 2,000,000 Class E Shares, without par value (the “Class E Shares,” and together with the Class A Shares, the Class B Shares and the Class C Shares, the “Shares”), of which 86,370 Class E Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Share or any security of the Company, any Subsidiary, or any other Person. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary or the Company other than the Voting Agreements. Other than as set forth in Section 3.2(a) of the Company Disclosure Letter, there is no obligation by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(b) Section 3.2(b) of the Company Disclosure Letter contains a correct and complete list of all outstanding LTIP Units granted by the Company, including whether the LTIP Unit is a Full Value Unit or an Appreciation Unit, the holder, grant date, performance cycle, vesting schedule and, where applicable, base value.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company), and the Company or its Subsidiaries, as applicable, have good and valid title to any such capital stock, equity interests or other direct or indirect ownership interests.

3.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to approval of this Agreement by (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the Shareholders Meeting called and held for such purpose, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the Shareholders Meeting called and held for such purpose and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the Shareholders Meeting called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company Board were present, the Company Board duly adopted resolutions (which have not been rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Shareholders, (ii) declaring that it is in the best interests of the Company and the Shareholders that the Company enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (iii) approving the Voting Agreements, and (iv) recommending, subject to Section 5.2, that the Shareholders approve the Merger and this Agreement (the “Company Recommendation”).

3.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the CGCL and (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and each Voting Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and each Voting Agreement will not, constitute or result in (with or without notice, lapse of time or both) (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written or oral agreement, lease, License, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required for consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

3.5 Company Reports; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, at or prior to the time so required, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any filing of any sort with, or furnish any material to, the SEC.

(b) Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c) The Company has made available to Parent copies of all comment letters received by the Company from the SEC during the past three (3) years relating to the Company Reports, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC.

(d) Neither the Company nor any of the Subsidiaries of the Company is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or the Company Reports.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the forms, statements, certifications, reports, and documents filed with or furnished with the SEC is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. As of the date of this Agreement, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any material weaknesses or significant deficiencies in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weakness or significant deficiencies in internal control over financial reporting and (B) any fraud known to Company management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent prior to the date of this Agreement (i) a summary of any such material disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has provided to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(f) Each of the consolidated balance sheets, consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated changes in shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including the related notes and schedules) were prepared in accordance with (i) the books and records of the Company and its consolidated Subsidiaries and (ii) GAAP applied on a consistent basis during the periods involved, except as may be stated therein. Each of the consolidated balance sheets fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated changes in shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) All accounts receivable of the Company and its Subsidiaries (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the ordinary course of business, (ii) are properly reflected on the books and records and balance sheets of the Company and its Subsidiaries in accordance with GAAP, (iii) are current except as set forth in Section 3.5(g)(iii) of the Company Disclosure Letter as of the date set forth therein, and (iv) to the Knowledge of the Company, are collectible except as set forth in Section 3.5(g)(iv) of the Company Disclosure Letter as of the date set forth therein.

(h) All inventory of the Company and its Subsidiaries is properly reflected on the books and records and balance sheets of the Company and its Subsidiaries in accordance with GAAP.

3.6 Absence of Certain Changes. Since October 1, 2016, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(d) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by changes in GAAP;

(e) any action on behalf of the Company or any of its Subsidiaries, that if taken after the date of this Agreement, would require the prior consent of the Parent under clauses (iii), (iv), (vi), (viii), (xvii) and (xviii) of Section 5.1(a); or

(f) any agreement to do any of the foregoing.

3.7 Litigation and Liabilities; Receivables.

(a) There are no and, except as set forth on Section 3.7 of the Company Disclosure Letter, during the past three (3) years there have been no civil, criminal, regulatory or administrative or other actions, suits, claims, subpoenas, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Section 3.7(a) of the Company Disclosure Letter sets forth a correct and complete list of all proceedings resolved or settled during the past three (3) years that would be, but for such resolution or settlement, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries do not have any liabilities or obligations of any kind or nature (whether accrued or unaccrued asserted or unasserted, known or unknown, absolute or contingent, or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company, other than liabilities and obligations (i) reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed at least five (5) Business Days prior to the date of this Agreement, (ii) incurred in the ordinary course of business since October 1, 2016 consistent with past practice and which, in the case of this clause (ii) only, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, or (iii) incurred as a result of this Agreement.

3.8 Employee Benefits.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Plan.

(b) With respect to each Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Plan document, including any amendments thereto, and all related adoption agreements, trust documents, insurance contracts or other funding vehicles, custodial agreements, administration agreements, and investment management or advising agreements, (ii) a written description of such Company Plan if such plan is not set forth in a written document, (iii) the prepared actuarial reports for the three (3) most recently completed plan years, and (iv) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Company Plan.

(c) Section 3.8(c) of the Company Disclosure Letter lists all persons that are ERISA Affiliates of the Company. Except as set forth on Section 3.8(c) of the Company Disclosure Letter, none of the Company Plans is and the Company, its Subsidiaries, and their ERISA Affiliates have not, at any time during the last six (6) years, sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA

Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” within the meaning of ERISA Section 201(a) or Code Section 413(a); (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40); or (vi) a Company Plan pursuant to which welfare benefits are provided to any employees or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by Code Section 4980B, Subtitle B of Title I of ERISA or similar state and local group health plan continuation Laws, the cost of which is fully paid by the eligible Company employees or their dependents.

(d) (i) Each Company Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Company Plan (including any Multiemployer Plan) in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(e) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of: (i) the most recent summary plan description together with any summaries of all material modifications thereto; (ii) the most recent Internal Revenue Service determination or opinion letter; (iii) the annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) filed in the most recent three (3) plan years; (iv) third party administrator agreements; (v) stop loss insurance policies, if any; (vi) any material correction petition filed and any material self-corrective actions taken within the past three (3) years with respect to any Company Plan; (vii) any filings related to the Affordable Care Act made by the Company within the past year with respect to any Company Plan; (viii) estimates for any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan; (ix) the results of coverage, non-discrimination, and other qualification related tests under Code Section 401, 410, 411, 414, and 416 for the three (3) most recent plan years and any documents related to any corrective action taken by the Company; (x) sample COBRA and HIPAA/HITECH policies, and (xi) FAS 106 and 132 liability report for any postretirement welfare benefits.

(f) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(g) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary previously filed with the SEC, (C) no unsatisfied liability (other than for premiums to the Pension Benefit

Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries, (D) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan and the Company has not received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (E) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (F) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (G) the Company has not engaged in a transaction that could be subject to Section 4069 of ERISA.

(h) With respect to any Multiemployer Plan currently or previously contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has: (A) incurred any material withdrawal liability under Title IV of ERISA that remains unsatisfied; (B) engaged in a transaction to avoid withdrawal liability under Section 4212(c) of ERISA; (C) received notice of withdrawal or partial withdrawal liability; or (D) received notice from a plan sponsor or the Pension Benefit Guaranty Corporation seeking to terminate a plan.

(i) Except as set forth in Section 3.8(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law), (B) accelerate the time of payment or vesting, or materially increase the amount of any payment or benefit due to any such employee, or (C) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance in all material respects (in form and in operation) with Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

(k) Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or otherwise compensate any individual because of the imposition of any tax on any compensatory payment to such individual, including, without limitation, excise taxes imposed by Section 409A or 4999 of the Code.

(l) No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(m) Each Company Plan that provides medical coverage is in compliance in all material respects with, and the operation of each such Company Plan will not result in the incurrence of any material penalty to the Company or any of its Subsidiaries under ERISA, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, in each case, to the extent applicable.

(n) With respect to each Company Plan, the Company is in compliance in all material respects with all Laws requiring reports, filings, or disclosures to any Governmental Entity or notices to any Company Plan participants and beneficiaries.

(o) With respect to any Protected Health Information (as defined in HIPAA) (“PHI”) that the Company or any of its Subsidiaries creates, receives, maintains and/or transmits for their own purposes or on behalf of any third party, the Company and its Subsidiaries implement practices to achieve compliance, and in the past three (3) years, have been, in compliance, in all material respects with the requirements of (i) Health Insurance Portability and Accountability Act of 1996, as amended by Title XIII of the American Recovery and Reinvestment Act of 2009 (Pub.L. 111–5), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), as amended, along with all implementing rules and regulations at 45 CFR Part 164 (collectively “HIPAA”); (ii) the Company and its Subsidiaries’ internal policies and procedures for the handling of PHI; and (iii) all contractual obligations concerning the collection, use, and disclosure of PHI.

(p) Except as set forth in Section 3.8(p) of the Company Disclosure Letter, with respect to any Company Plan that is an employee welfare benefit plan, (A) no such Company Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) no benefits under any Company Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code), (C) each such Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law, and (D) with respect to any Company Plan that is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (a “MEWA”), the MEWA’s operation is permitted under, and complies in all material respects with, applicable state and federal law, and all required state and federal filings, including the M-1, have been timely made.

(q) No Company Plan is under audit or is the subject of an investigation or other administrative proceeding by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit, investigation or administrative proceeding pending or, to the Knowledge of the Company, threatened.

3.9 Compliance with Laws; Licenses.

(a) The businesses of each of the Company and its Subsidiaries have not been during the past three (3) years, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Except with respect to regulatory matters covered by Section 5.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or written procedures or policies in connection with any Laws, and the Company has not received any written notice or communication of any material noncompliance with any Laws or any such actions that has not been cured as of the date of this Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(c) The Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity, including the FDA and USDA and comparable state agencies (“Licenses”), necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and each License is valid and in full force and effect and no action is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in revocation, cancellation or suspension of any License in any manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a License by the Company or any of its Subsidiaries, including from the

FDA, USDA or other Governmental Authority were true, complete and correct as of the date of submission, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries, and no director, officer, employee or, to the Company’s Knowledge, agents or other Persons acting for or on behalf of Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of applicable United States and non-United States anti-bribery Laws and measures, including the FCPA and UK Bribery Act 2010 or (iii) taken any action that would constitute a violation of applicable United States and non-United States anti-bribery Laws and measures, including the FCPA and UK Bribery Act 2010.

(e) Neither the Company nor any Subsidiary has obtained, or is required to have obtained, any liquor License from any applicable federal or state Governmental Authority. Neither the Company nor any Subsidiary has received or is due to receive any payments, fees or other consideration from liquor distributors.

(f) All outstanding securities of the Company and each of its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and state “blue sky” laws.

3.10 Regulatory Compliance.

(a) To the Knowledge of the Company, except as set forth in Section 3.10(a) of the Company Disclosure Letter, all food, dietary supplement, nonprescription drug, and personal care or cosmetic products developed, tested, manufactured, packaged, labeled, stored, marketed, sold or distributed by or on behalf of the Company and its Subsidiaries (collectively, the “Company Products”) are being or have been developed, tested, manufactured, packaged, labeled, stored, marketed, sold and distributed in compliance in all material respects with all applicable Licenses and Laws, including (i) the Federal Food, Drug, and Cosmetic Act, as amended, (ii) the Federal Trade Commission Act, (iii) the Fair Packaging and Labeling Act, (iv) the Organic Foods Production Act, (v) the Federal Meat, Poultry, and Egg Inspection Acts administered by the USDA, (vi) the Consumer Product Safety Act, as amended, (vii) the Food Safety Modernization Act, (viii) any other applicable Laws governing research, development, marketing authorization, marketing clearance, marketing approval, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, advertising, promotion, sale, commercialization, distribution or export of food, dietary supplement, personal care or nonprescription drug products, (ix) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction within which the Company Products are manufactured, distributed or sold, including consumer protection laws of the State of California, and (x) all binding rules and regulations issued under such Laws, including those relating to record keeping, establishment registration or licensing, product marketing authorization, clearance or approval, pharmacovigilance, correction and removal reporting, regulated product labeling, and good manufacturing practice (“Regulatory Laws”).

(b) To the Knowledge of the Company, there are no Company Products being developed, manufactured or sold by the Company and its Subsidiaries that would require any material Regulatory Authorization for the purpose for which they currently are being developed, manufactured or sold (i) which were not, and are not, developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable Regulatory Laws, (ii) for which necessary Regulatory Authorizations have not been obtained or (iii) for which such Regulatory Authorizations have been limited, suspended, non-renewed, withdrawn, revoked or canceled or is no longer in full force and effect.

(c) With respect to all third party manufacturers and suppliers of key raw materials used in connection with any Company Product (each a “Third Party Manufacturer”), to the Knowledge of the Company, each Third

Party Manufacturer has complied and is complying in all material respects with all applicable Laws, including the maintenance of any Licenses necessary to perform its obligations as a Third Party Manufacturer.

(d) During the past three (3) years, neither the Company or any of its Subsidiaries has (i) received or, to the Knowledge of the Company, been subject to any action, written notice, citation, suspension, subpoena, revocation, written warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that the Company has violated in any material respect any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company Products or in the Company’s operations, activities, or services, including any notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities. During the past three (3) years, the Company has not settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any applicable Regulatory Laws.

(e) Neither the Company, nor, to the Knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor, to the Knowledge of the Company, has any such Person been so debarred. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in such suspension, exclusion or debarment and there are no facts, to the Knowledge of the Company, that would reasonably be expected to give rise to such suspension, exclusion or debarment.

(f) To the Knowledge of the Company, no director, officer, employee or agent of the Company or any of its Subsidiaries has made any untrue statements of material fact or fraudulent statement to any other Governmental Entity, or has failed to disclose a material fact required to be disclosed to any other Governmental Entity.

3.11 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, and Contracts disclosed on Section 3.11(a) of the Company Disclosure Letter, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any (x) lease or master lease of real property or (y) lease or master lease of personal property reasonably likely to result, in the case of clause (y), in (1) annual payments of $250,000 or more or (2) aggregate payments of $1,500,000 or more;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has guaranteed the obligations of any other Person;

(iv) any Contract currently in effect between the Company or any of its Subsidiaries, on the one hand, and (x) any of the Company’s top twenty-five (25) customers (including members) based on 2016 fiscal year net sales, on the other hand, (y) any of the Company’s suppliers or vendors from which the Company or its Subsidiaries purchased or sold $1,000,000 or more during the preceding twelve (12)-month period, on the other hand, or (z) any supplier or vendor with which the Company or any of its Subsidiaries has a non-divert or rebate program, on the other hand;

(v) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $50,000 without regard to percentage voting or economic interest;

(vi) any Contract related to Indebtedness of the Company or any of its Subsidiaries;

(vii) any Contract involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product or service of the Company or its Subsidiaries;

(viii) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the ordinary course of business;

(ix) any Contract (other than solely among the Company and/or direct or indirect wholly-owned Subsidiaries of the Company) that was not negotiated and entered into on an arm’s-length basis;

(x) any non-competition Contract or other Contract that (v) grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), (w) purports to limit the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any assets (other than in the ordinary course) or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (y) grants “most favored nation” status or equivalent preferential pricing terms to any Person (other than the Company or its wholly-owned Subsidiaries) and which following the Merger could purport to apply to Parent or its Subsidiaries (including the Company), or (z) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(xi) any Contract containing a standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of the Company or any Contract containing a “don’t ask/don’t waive” standstill provision;

(xii) any Contract of the Company or any of its Subsidiaries with respect to material Intellectual Property, including agreements involving software (other than those license agreements to commercially available off-the-shelf software entered into in the ordinary course of business);

(xiii) any Contract that contains a put, call or similar option right pursuant to which the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (1) any equity interests of any Person, or (2) any other asset or group of related assets that have a fair market value or purchase price of more than $250,000 individually or in the aggregate except in connection with products and services in the ordinary course of business;

(xiv) any Contract that requires the Company or any of its Subsidiaries to deal exclusively or on a preferred basis with any Person or group of related Persons;

(xv) any Contract that is an agency, dealer, or other similar contract providing for annual payments of $250,000 or more or aggregate payments of $1,000,000 or more (except for those that are terminable by the Company, without penalty on ninety (90) days or less notice);

(xvi) any “take or pay” Contract or Contract that contains any minimum purchase commitment;

(xvii) any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);

(xviii) any Contract that provides for the acquisition or disposition of any business, a material amount of stock or assets of any Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise), except in connection with products and services in the ordinary course of business;

(xix) any Contract with a third-party vendor pursuant to which such vendor provides information technology, human resources or financial services to the Company or any of its Subsidiaries providing for annual payments of $100,000 or more or aggregate payments of $250,000 or more; or

(xx) any Contract containing any future capital expenditure obligations of the Company or its Subsidiaries in excess of $250,000;

(each Contract constituting any of the foregoing types of Contract described in clauses (i)–(xx) above, including all amendments, exhibits and schedules to each such Contract is referred to in this Agreement as a “Material Contract”).

(b) A correct and complete copy of each Material Contract entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement. Each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Material Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales is insolvent, the subject of a pending case under any Law regarding bankruptcy, insolvency or receivership, or has in the past three (3) years made an assignment for the benefit of its creditors. In the twelve (12) months prior to the date of this Agreement, (i) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has assigned, transferred, rescinded or terminated or has given written notice to the Company or any of its Subsidiaries of its intention to assign, transfer, rescind or terminate any of its Contracts with the Company, (ii) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has closed or has given the Company written notice of its intent to materially reduce its business with the Company, (iii) none of the Company or any of its Subsidiaries has given written notice of its intention to terminate any such Contract, and (iv) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has (A) materially altered its pattern of payment to the Company or its Subsidiaries or (B) made any material written complaint regarding pricing, product or service quality, or written demands for any price adjustment material to the Company.

3.12 Real Property.

(a) The real property described on Section 3.12(a) of the Company Disclosure Letter (the “Owned Real Property”) constitutes all of the real property currently owned by the Company or its Subsidiaries. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property. Section 3.12(a) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each parcel of Owned Real Property, (y) the commonly used street address of such Owned Real Property and (z) a legal description for each parcel of Owned Real Property.

(b) Each of the Company and the applicable Subsidiary has good and valid fee simple title to all Owned Real Property that it owns, free and clear of all Liens, except for Permitted Liens. The Company is the only occupant of the Owned Real Property.

(c) During the past three (3) years, no written notice of violation of any Laws (including, without limitation, any zoning law) or of any covenant, restriction or easement affecting any Owned Real Property or any part of it or with respect to the use or occupancy of such Owned Real Property or any part of it has been given by any Governmental Entity having jurisdiction over such Owned Real Property or by any other Person entitled to enforce the same.

(d) There are no existing or, to the Knowledge of the Company, proposed, contemplated or threatened condemnation proceedings that would result in the taking of all or any part of the Owned Real Property or that would materially and adversely affect the current use any of the Owned Real Property or any part of it.

(e) There are no special assessments outstanding in respect of the Owned Real Property, nor has the Company or the applicable Subsidiary received any written notice of proposed special assessments. To the Knowledge of the Company, no public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Owned Real Property.

(f) To the Knowledge of the Company, no part of the Owned Real Property has been designated or is threatened in writing to be designated or identified pursuant to any Laws as an historical site or building, or as habitat of an endangered or threatened species

(g) To the Knowledge of the Company, none of the Owned Real Property is located in a flood plain, flood hazard area, or wetland within the meaning of any Laws.

(h) Section 3.12(h) of the Company Disclosure Letter contains a list of all real property leased or subleased by the Company or any of its Subsidiaries from third parties (the “Leased Real Property”), which Leased Real Property encompasses all of the real property leased, subleased or licensed by the Company or any of its Subsidiaries as of the date of this Agreement, and sets out, in respect of each Lease: (1) the address of the Leased Real Property, (2) the date of the Lease and any amendment to it; (3) the original parties to the Lease and any amendment; (4) the size in rentable square feet of the premises demised by such Lease; (5) the remaining term and any unexpired options to extend or renew; (6) the current rent and other amounts payable with respect to the Lease; and (7) the amount of any prepaid rent, any security deposit and the identification of any guarantor in respect of the Lease. The Company has delivered to Parent and Merger Sub (i) a true, accurate and complete copy of the underlying lease, sublease or license with respect to each parcel of Leased Real Property together with all amendments and modifications thereof (each, a “Lease”) and (ii) to the extent in the Company’s possession, copies of all extension notices, notices of default, estoppel certificates and subordination, non-disturbance and attornment agreements delivered pursuant to each Lease. No Lease has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent and Merger Sub. Except as made available to Parent and Merger Sub, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations (each, a “Sublease”) granting to any other Person the right of use or occupancy of the Leased Real Property, and there is no Person (other than Company or its Subsidiary or pursuant to a Sublease) in possession of the Leased Real Property. With respect to each of the Leases: (i) either the Company or its Subsidiary has a valid, legally binding, enforceable leasehold interest in each parcel or tract of real property leased, subleased or licensed by it free and clear of all Liens (including the lien arising out of any attachment, judgment or execution) other than Permitted Liens; (ii) each Lease is in full force and effect, and none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Leases is in material breach of or material default under any Lease, and, to the Knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or any other party to the Leases or permit termination, modification or acceleration by any third party thereunder; (iii) there are no pending disputes, actions or proceedings that were brought by the Company or any of its Subsidiaries against a lessor or sublessor (as applicable) under a Lease alleging that such lessor or sublessor is in default or has committed a breach under such Lease and (iv) neither Company or any of its Subsidiaries has received any written notice from any Governmental Entity of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property or Owned Real Property. All rent and other amounts due and payable with respect to each Lease have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to each Lease on or prior to the Closing Date shall have been paid prior to the Closing Date.

(i) The current use of the Owned Real Property and the Leased Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Licenses relating thereto. The Owned Real Property and the Leased Real Property and its current use, occupancy and operation by Company or its Subsidiaries and the improvements located thereon do not (i) constitute a nonconforming use or structure under any applicable building, zoning, subdivision or other land use or similar legal requirements, or (ii) otherwise materially violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable encumbrances thereto. No litigation against the Company or any of its Subsidiaries is pending or, to the Knowledge of Company, threatened, that would preclude or materially impair the use of any Owned Real Property or Leased Real Property. The Company and its Subsidiaries have all Licenses that are required in order to permit them to own, use and operate the Owned Real Property and the Leased Real Property as presently conducted and that are material to the Owned Real Property and the Leased Real Property, taken as a whole, and all such Licenses are in full force and effect, and all such filings, applications and registrations are current. The Company and its Subsidiaries are in material compliance with the terms of all Licenses. All such Licenses have been duly and validly issued by the appropriate authority, are in full force and effect, and the Company and its Subsidiaries have not received any notice of proceedings related to the revocation or modification of any such License which would have a material adverse effect on the Owned Real Property or the Leased Real Property.

3.13 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, the Shares, the Merger, the Voting Agreements, or the other transactions contemplated by this Agreement.

3.14 Environmental Matters.

(a) The Company and its Subsidiaries, including its facilities and operations, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits, Licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Entity required under all applicable Environmental Laws (“Environmental Permits”) for the business of the Company and its Subsidiaries as presently conducted, and compliance in all material respects with the terms and conditions thereof.

(b) To the Knowledge of the Company, no Hazardous Substance is present at, on, under, or about (including in soils, groundwater, surface water, buildings and surface and subsurface structures) any Owned Real Property, Leased Real Property or any other property currently or formerly owned or operated by the Company or any of its Subsidiaries in material violation of, or as would reasonably be expected to result in material liability under any Environmental Law, and no property ever used by the Company or any of its Subsidiaries has even been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Hazardous Substance, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in material compliance with all applicable Environmental Laws and Environmental Permits.

(c) Neither the Company nor any of its Subsidiaries has received, from any Governmental Entity or any other party, notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Entity or has incurred any liability under any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law.

(e) To the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. Without limiting the foregoing, to the Knowledge of the Company neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal, transmission or contamination on any third party property.

(f) No Environmental Permit held by either the Company or any of its Subsidiaries requires that any Governmental Entity or any other party provide consent to this Agreement.

(g) The Company made available to Parent, prior to the date of this Agreement, true and complete and correct copies of all material environmental reports, studies, assessments, sampling data and other material assessments in its possession prepared in the last three (3) years relating to the Company or its Subsidiaries or their respective current and former properties or operations, including without limitation the environmental condition of their respective facilities and their compliance (or non-compliance) with any Environmental Laws.

3.15 Taxes.

(a) The Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects; (ii) have timely paid all material Taxes that are owed by any of them (whether or not shown as due on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) During the past three (3) years, no claim has been made by an authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c) Each of the Company and its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has complied with all applicable reporting and recordkeeping requirements.

(d) There are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

(e) There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability.

(f) The Company has made available to Parent true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies filed by, assessed against or issued by any Governmental Entity with respect to, the Company or any of its Subsidiaries for each of the fiscal years ending on or after September 29, 2013.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any tax sharing, tax allocation, tax indemnity or other similar agreement or arrangement primarily pertaining to Tax and neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by operation of law, by contract, as a transferee or successor or otherwise.

(i) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries (other than statutory liens for Taxes not yet due and payable).

(j) Neither the Company nor any of its Subsidiaries is subject to, a party to or otherwise requested any, closing agreement, private letter ruling, technical advice memoranda or similar agreement or ruling relating to Taxes.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, unitary or similar Tax group (other than the “affiliated group” as defined in Code Section 1504(a), the common parent of which is the Company).

(l) Neither the Company nor any of its Subsidiaries is required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity requesting permission for any changes in any of the accounting methods for Tax purposes by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Governmental Entity has proposed any such adjustment or change in accounting method.

(m) Neither Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any closing agreement, private letter ruling or similar agreement or rulings with respect to Tax executed or issued on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law), (iii) a change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(n) For all federal and applicable state and local income Tax purposes, the Company is and has been treated at all times since its formation as a “cooperative” within the meaning of Code Section 1382 that is subject to the provisions of Subchapter T of Chapter 1 of Subtitle A of the Code. Each Subsidiary is a member of the “affiliated group” as defined in Code Section 1504(a), the common parent of which is the Company.

(o) Adequate reserves and accruals have been established in accordance with GAAP to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and any of its Subsidiaries, and the unpaid Taxes will not exceed such reserves and accruals as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(p) The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(q) Neither the Company nor any of its Subsidiaries owns any property, the indirect transfer of which, pursuant to this Agreement, would give rise to any transfer, documentary, sales, use, stamp, recording, value added, registration or other similar Taxes or any conveyance fees, recording fees and other similar charges (“Transfer Taxes”).

(r) Neither the Company nor any Subsidiary thereof is resident or has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.

(s) Neither the Company nor any of its Subsidiaries is treated as having any equity interest in any other Person for federal income tax purposes (other than shares held in any Subsidiary).

(t) The Company and each of its Subsidiaries do not participate and have not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

3.16 Employment and Labor Matters.

(a) Section 3.16 of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each collective bargaining agreement, addendums, letters of agreement, memorandums of understanding, grievance settlements and other agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), accurate and complete copies of which have been made available to Parent. To the Knowledge of the Company and its Subsidiaries, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor unions or like organizations, to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement and during the three (3) years immediately preceding the date of this Agreement, there is no, and there has not been any strike, lockout, picketing, slowdown, work stoppage, order, award, unfair labor practice or other labor dispute, or arbitration, grievance or any other type of legal proceeding pending or, to the Company’s Knowledge, threatened in writing, related in any way to any Company Labor Agreement or involving any labor unions or like organizations, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with the Company Labor Agreements and all applicable Laws respecting labor or employment matters, including collective bargaining, employment practices, terms and conditions of employment, wages and hours, discrimination in employment, sexual harassments, civil rights, and occupational safety and health. None of the Company or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(c) There are no (i) actions by or before any Governmental Entity, arbitrator or arbitration forum pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Governmental Entity, any current or former employee, officer, director, consultant or independent contractor, or any party or parties representing any of such persons and (ii) no charges or complaints of unfair labor practices, discrimination, wrongful termination, or unpaid wages, bonuses or other compensation pending against the Company under any applicable Law involving any current or former employees of the Company, that would, in either case, reasonably be likely to result in a material liability or obligation to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or audit relating to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such investigation or audit is in progress.

(d) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses, severance or other compensation earned for service performed for the Company or any of its Subsidiaries (other than reimbursements and other amounts to be paid in accordance with the Company’s normal payroll practices that are each pending in the ordinary course of business). The Company and its Subsidiaries have withheld and paid to the proper Governmental Entity (or are holding for payment not yet due to such Governmental Entity) in all material respects amounts required to be withheld or collected.

(e) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting (A) the classification of those persons performing services as common law employees, leased employees, independent contractors or agents of the Company or applicable Subsidiary and (B) the classification of any employees as exempt or non-exempt from the application of the federal Fair Labor Standards Acts and similar state or local Laws.

(f) To the Knowledge of the Company, all current employees of the Company and its Subsidiaries are legally authorized to work in the United States. Each of the Company and its Subsidiaries is in compliance in all material respects with the requirement of the Immigration Reform and Control Act of 1986. The Company does not employ any person whose services are or have been performed primarily outside the United States.

3.17 Intellectual Property.

(a) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted. The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the Knowledge of the Company, (i) the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date of this Agreement; and (ii) no third party has infringed or otherwise violated the Intellectual Property rights of the Company or any Subsidiary. Neither the Company nor any Subsidiary has during the past three (3) years given notice to or received notice from any third party of any pending or threatened claim related to the ownership, validity, infringement or other violation of Intellectual Property used in the business of the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(c) Section 3.17 of the Company Disclosure Letter includes a complete and accurate list of all patents, patent applications, trademark registrations, trademark applications, common law trademarks, Internet domain names, registered copyrights and other material Intellectual Property owned by the Company or any Subsidiary. The Company and its Subsidiaries collectively own, free and clear of all Liens, all of the Intellectual Property listed in Section 3.17 of the Company Disclosure Letter. The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use Intellectual Property owned by the Company or its Subsidiaries other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent, and there exist no material restrictions on the disclosure, use, license or transfer of any such Intellectual Property.

(d) The IT Assets owned by the Company and its Subsidiaries or used by the Company and its Subsidiaries in connection with the respective businesses of the Company and its Subsidiaries (collectively, the “Company IT Assets”) (i) have not materially malfunctioned or failed within the past twelve (12) months, (ii) are sufficient for conduct of the respective businesses of the Company and each of its Subsidiaries as they are currently conducted and (iii) to the Knowledge of the Company, do not contain any disabling or other unauthorized code. The Company and its Subsidiaries (as applicable) have implemented commercially reasonable measures to protect the confidentiality and security of the Company IT Assets against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries (as applicable) have implemented commercially reasonable data backup, data storage and disaster recovery and business continuity procedures with respect to the material Company IT Assets.

(e) With respect to the collection, use, handling, storage, privacy, protection, and security of Personal Information, the Company and its Subsidiaries, have adopted commercially reasonable policies and procedures and have complied, and are currently operating in compliance with, all such policies and procedures and all applicable Information Privacy and Security Laws, all additional or higher leading industry standards or requirements applicable to the conduct of the businesses of the Company and its Subsidiaries (including PCI-DSS), and all Contracts to which the Company or any of its Subsidiaries is a party. No equityholder, officer, or director of the Company or any of its Subsidiaries, has during the past three (3) years engaged in any act on behalf of such entity that violates any Information Privacy and Security Law, or any standard, requirement, or Contract described in the previous sentence. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Law by the Company or any of its Subsidiaries in the conduct of their respective businesses. The Company and its Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies. The Company and its Subsidiaries, have during the past three (3) years complied, and are in compliance in all material respects with all such programs and policies. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made or suffered any unauthorized acquisition, access, intrusion, breach, use or disclosure of the IT Systems or any information, including Personal Information, relating to the respective businesses of the Company and its Subsidiaries or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. Neither the Company nor any its Subsidiaries has during the past three (3) years notified, either voluntarily or as required by Law, any affected individual, any Governmental Entity, or the media, of any breach of information, including Personal Information, relating to the respective businesses of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is planning to conduct any such notification or investigating, regardless of whether any such notification is required.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all third parties that are provided with access to Personal Information, Customer Data and/or any other data contained in the Company’s databases protect the privacy, security and confidentiality of such data and information.

3.18 Insurance. All current property, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, employment liability, directors, officers and fiduciaries policies and other insurance policies (“Insurance Policies”) are listed on Section 3.18 of the Company Disclosure Letter and are maintained by the Company or any of its Subsidiaries and are with reputable insurance carriers, provide full and adequate coverage for the risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and contain limits that are at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Company’s and its Subsidiaries’ insurers have not denied coverage or issued reservations of rights letters with respect to any pending claim and none of the Company’s or its Subsidiaries’ insurers have cancelled or non-renewed a policy of insurance (where the Company sought renewal), in each case, within the past three (3) years.

3.19 Indebtedness; Guarantees. All Indebtedness of the Company and its Subsidiaries as of the date of this Agreement is set forth in Section 3.19 of the Company Disclosure Letter. Section 3.19 of the Company Disclosure Letter lists the debtor, the principal amount and the effective interest rate of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness.

3.20 Credit Support Agreements. Section 3.20 of the Company Disclosure Letter lists, as of the date of this Agreement, all credit support instruments, including standby and commercial letters of credit issued under the Amended and Restated Credit Agreement or any other letter of credit facility, surety bonds and cash security deposits, and the amounts, underlying issuer of the instrument, beneficiaries and expiration dates thereof. Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no other credit support instruments issued on behalf of the Company or its Subsidiaries as of the date of this Agreement.

3.21 Collateral Balances. Section 3.21 of the Company Disclosure Letter lists, as of the date set forth therein, the collateral balance (including the amount of cash and the amount of stock) for each of the Company’s top one hundred (100) members or customers based on 2016 fiscal year net sales. To the Knowledge of the Company, and other than Shares that have been pledged to the Company and all required deposits and excess deposits, such collateral will continue to be pledged to the Company or any of its Subsidiaries following the Effective Time.

3.22 Bank Accounts. Section 3.22 of the Company Disclosure Letter sets forth the name of each bank or other financial institution in which the Company or its Subsidiaries have an account, lockbox or safe deposit box, the account number and account type of each such account, an indication of whether a control agreement exists on each such account, and the names of all persons authorized to draw thereon or to have access thereto.

3.23 Properties and Assets. The Company and its Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted assuming the receipt of any necessary consents or approvals required from any third party and/or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement. The assets and properties (in each case, tangible or intangible) owned or used by the Company or its Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

3.24 Transaction Expenses. The aggregate amount of Transaction Expenses of the type set forth in (a) clause (a) of the definition thereof as of the date hereof is set forth on Section 3.24(a)(1) of the Company Disclosure Letter, and the amount payable to any financial advisor to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement as of the Closing will not exceed the amount set forth in Section 3.24(a)(2) of the Company Disclosure Letter, and (b) clause (c) of the definition thereof will not exceed the respective amounts set forth in Section 3.24(b) of the Company Disclosure Letter.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Moelis & Company LLC, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Class A and Class B Merger Consideration is fair, from a financial point of view, to the holders of Class A Shares and/or Class B Shares (other than with respect to holders of Excluded Shares), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

3.26 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Moelis & Company LLC as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Moelis & Company LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.27 No Other Representations or Warranties; Non Reliance. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which such disclosure is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.2 Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the approval of this Agreement by Parent as the sole shareholder of Merger Sub, which approval shall occur immediately following the execution of this Agreement in accordance with Section 5.15, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Filings; No Violations; Etc.

(a) Other than the filings and/or notices pursuant to the CGCL and under the HSR Act, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (with or without notice, lapse of time or both) (A) a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (B) a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.3(a), under any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.4 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.5 Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of all amounts required to be paid by Parent pursuant to Section 2.2 and to pay all of their obligations under this Agreement.

4.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.7 Brokers and Finders. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

4.8 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives, or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Merger or any other transaction contemplated by this Agreement. Parent, on behalf of itself and on behalf of its Subsidiaries, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Subsidiaries) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Merger Sub have relied on the results of their own independent investigation.

4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

ARTICLE V

Covenants

5.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly required by this Agreement and except as required by applicable Laws), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organizations intact and maintain existing relations and goodwill with members, lenders, licensors, licensees, customers, suppliers, distributors, creditors, lessors, employees, labor organizations and similar organizations and other business relationships they may have, (ii) timely renew existing customer supply agreements consistent with past practice and enter into supply agreements with new customers in the ordinary course of business, (iii) keep available the services of its and its Subsidiaries’ present employees and agents, (iv) maintain normal levels of net working capital, and (v) maintain in effect Licenses issued or granted by a Governmental Entity. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (A) as otherwise expressly required by this Agreement and except as required by applicable Laws, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as expressly set forth in Section 5.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt, amend or propose any change in the Organizational Documents of the Company or its Subsidiaries;

(ii) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(iii) merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate;

(iv) acquire from any other Person outside of the ordinary course of business consistent with past practice, any asset or group of related assets with a value or purchase price in excess of $100,000 individually or $500,000 in the aggregate, in any transactions or series of related transactions, in each case other than acquisitions pursuant to Contracts listed in Section 5.1(a)(iv) of the Company Disclosure Letter or in connection with capital expenditures permitted under Section 5.1(a)(xi) (but subject to the limitations on capital expenditures under Section 5.1(a)(xi));

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of or any Lien on, any Shares or any other shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any Shares or any other shares of such capital stock of the Company or any of its Subsidiaries, or any options, warrants or other rights of any kind to acquire any Shares or any other shares of capital stock of the Company or any of its Subsidiaries or such convertible or exchangeable securities;

(vi) create or incur any Lien on any assets of the Company or any of its Subsidiaries, except for (A) Permitted Liens, (B) Liens in replacement of existing Liens related to the replacement of Indebtedness permitted under Section 5.1(a)(x) or (C) in connection with capital expenditures permitted under Section 5.1(a)(xi);

(vii) enter into any Contract requiring the Company to make (A) any loans, advances, rebates, or customer support payments other than in the ordinary course of business consistent with past practices and not in excess of $3,000,000 in the aggregate or (B) guarantees or capital contributions to or investments in any Person (other than the Company, or any direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice);

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary in the ordinary course of business consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(ix) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(x) incur any Indebtedness, except for (i) revolving credit loan Indebtedness incurred in the ordinary course of business consistent with past practices pursuant to the Amended and Restated Credit Agreement and the Amended and Restated Loan and Security Agreement for expenses, working capital purposes or in connection with payments permitted under Section 5.1(a)(iv), (vii)(A), (xi), or (xvii), (ii) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to the Company than the Indebtedness being replaced, or (iii) Indebtedness not in excess of $100,000 in the aggregate;

(xi) make or authorize any capital expenditures that in the aggregate exceed by more than 5% the aggregate capital expenditures set forth in the Company’s capital budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Letter for the period from the date of this Agreement to the Closing;

(xii) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, except for (x) purchase orders to acquire inventory in the ordinary course of business consistent with past practices pursuant to clause (a)(iv)(y) of Section 3.11, with delivery required within 90 days after the date of the order, or (y) Contracts entered into in the ordinary course of business consistent with past practices pursuant to clauses (a)(iv)(z), (a)(xii), (a)(xvi), (a)(xix) or (a)(xx) of Section 3.11; provided that (A) in each case under clause (y) above, other than a Contract that would have been a Material Contract under Section 3.11(a)(xvi), such Contract has no on-going obligation by the Company or is terminable by the Company, without penalty, on sixty (60) days or less notice, and (B) any Contract that would have been a Material Contract under Section 3.11(a)(xvi) does not include any minimum purchase obligation of the Company or any of its Subsidiaries;

(xiii) materially amend, materially modify or terminate any Material Contract, other than terminations for cause or at the end of the existing term of such contract, and other than (x) amendments, modifications or terminations of purchase orders to acquire inventory in the ordinary course of business consistent with past practices pursuant to clause (a)(iv)(y) of Section 3.11, with delivery required within 90 days after the date of the order, or (y) amendments, modifications or terminations entered into in the ordinary course of business consistent with past practices pursuant to clauses (a)(iv)(z), (a)(xii), (a)(xvi), (a)(xix) or (a)(xx) of Section 3.11; provided that (A) in each case under clause (y) above, other than a Material Contract under Section 3.11(a)(xvi), such Material Contract has no on-going obligation by the Company or is terminable by the Company, without penalty, on sixty (60) days or less notice, and (B) any such Material Contract under Section 3.11(a)(xvi) does not include any minimum purchase obligation of the Company or any of its Subsidiaries;

(xiv) enter into any Contract providing for the purchase or lease of new distribution centers or other facilities;

(xv) implement any platform or software migration to a different computing platform or software (other than finishing and testing, but not implementing or going into production, on the “bundle two” work that is in process on the date of this Agreement) during the first ninety (90) days following the date of this Agreement, such ninety (90)-day period to be extended upon mutual decision of Parent and the Company following discussions in good faith;

(xvi) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(xvii) compromise or settle any litigation or other proceedings before or with a Governmental Entity for amounts in excess of $75,000 individually or $150,000 in the aggregate or the imposition of any material non-monetary restrictions upon the Company or any of its Subsidiaries;

(xviii) to the extent such action could materially affect the Company, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xix) (A) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of, or any other equity interest in, any of its Subsidiaries or any of the entities listed in Section 5.1(a)(xix) of the Company Disclosure Letter for consideration in excess of $250,000 in the aggregate, except in connection with products or services provided in the ordinary course of business consistent with past practice, (B) license, assign, pledge, subject to any Lien, grant a covenant not to sue, or otherwise encumber any Intellectual Property, except for non-exclusive licenses entered into in the ordinary course of business or (C) take or omit to take any action that would cause any material Intellectual Property listed on Section 3.17 of the Company Disclosure Letter to lapse, be abandoned or cancelled, or fall into the public domain;

(xx) except as required pursuant to the terms of any Company Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company employee, except for (1) for employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company employee, or (G) terminate the employment of any officer or employee with the title of corporate vice president or above, except as a direct result of such officer’s or employee’s (w) willful failure to perform the duties or responsibilities of his employment, (x) engaging in serious misconduct, (y) being convicted of or entering a plea of guilty to any crimes or (z) action (or failure to act) constituting “cause” (as determined pursuant to the applicable Company Plan or other policy of the Company);

(xxi) become a party to, establish, adopt, amend, commence participation in or terminate any employment agreement, Company Labor Agreement, any other collective bargaining agreement, or any other labor agreement;

(xxii) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Shareholders Meeting, except as required by applicable Law or as required by the Organizational Documents of the Company;

(xxiii) amend, modify, supplement or terminate, or waive any rights under, any Contract with Western Family Holding Company (or any of its Affiliates) or any Contract with any other party relating to supply of private label branded products; or

(xxiv) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation, labor relations, employee relations or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication, provided that the opportunity for Parent’s review and comment shall not be required if such communication (i) includes content that is substantially the same as a communication previously provided by the Company to Parent under this Section 5.1(b) or prior directives of Parent, (ii) will be distributed or disseminated to an audience of directors, officers, or employees of the Company or any of its Subsidiaries, as applicable, that is similar to that which the previously approved communication in clause (i) was delivered or directed, and (iii) is intended to serve a communications purpose or objective that is similar to that of the previously approved communication in clause (i).

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

5.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except as expressly permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries and any of the directors, officers, employees and Affiliates of it or its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, propose, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii) agree to participate in or engage in any discussions or negotiations with, furnish or disclose any non-public information or data concerning the Company or any of its Subsidiaries to, or respond to any inquiry made by, any Person that has made or indicated an intention to make a proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than state that the terms of this provision prohibit such discussions) or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company will promptly inform the individuals and entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 5.2(a). The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to promptly return or destroy all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained in response to an unsolicited, bona fide written Acquisition Proposal, the Company may:

(i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that similar information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); provided, however, that if the Person making such Acquisition Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information; and

(ii) engage and participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within 48 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice the name of such Person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 48 hours), of the status and material terms of any such proposals, or offers (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 5.2(e), the Company Board and each committee of the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger;

(ii) fail to include the Company Recommendation in the Proxy Statement;

(iii) if any Acquisition Proposal structured as a tender offer or exchange offer for outstanding Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by the Company’s Shareholders prior to the earlier of (A) the day prior to the date of the Shareholders Meeting or the day prior to the date of any adjournment, recess or postponement of the Shareholders Meeting, as the case may be, and (B) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

(iv) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b)(i) entered into in compliance with Section 5.2(b)(i)) providing for any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i) through (iv), a “Change of Recommendation”); or

(v) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(e) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may effect a Change of Recommendation in connection with a Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that (i) such offer constitutes a Superior Proposal and (ii) such action is necessary or required in order for the directors to comply with the directors’ fiduciary duties under applicable Law; provided, however, that no Change of Recommendation may be made unless and until the Company has given Parent written notice of such action four (4) Business Days in advance, such notice to comply in form, substance and delivery with the provisions of Sections 5.2(c) and 8.7 of this Agreement, setting forth in writing that management of the Company intends to recommend to the Company Board that it make a Change of Recommendation and providing all information required to be provided under Section 5.2(c). After giving such notice and prior to effecting such Change of Recommendation, (i) the Company shall, throughout such four (4) Business Day period, negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, and (ii) in determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 5.2(e), including with respect to the notice period referred to in this Section 5.2(e), except that the four (4) Business Day advance written notice obligation set forth in this Section 5.2(e) shall be reduced to two (2) Business Days for such purposes.

(f) Compliance with Certain Laws. Nothing contained in this Agreement shall prohibit the Company from taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that (a) such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement and (b) in no event shall the Company take, or agree or resolve to take, any action other than in compliance with this Section 5.2.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable Law.

5.3 Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within fifteen (15) Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that pursuant to the Exchange Act the Company may commence mailing the Proxy Statement. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, each as to itself and their respective Subsidiaries, that none of the information supplied by it or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Shareholders Meeting prior to filing of the Proxy Statement and any other such documents, including any amendment thereto, with the applicable Governmental Entity and mailing such documents to the Shareholders. The Company shall include in the Proxy Statement and such other documents related to the Shareholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably.

5.4 Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of Shareholders (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement, and in any event no later than forty-five (45) days after (a) the tenth (10th) day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (b) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided, that the date of the Shareholders Meeting may be adjourned, recessed or delayed for a reasonable period (provided, that without the prior written consent of Parent, each such adjournment, recess or delay shall be for a period not to exceed ten (10) days), if as of the time for which the Shareholders Meeting is scheduled, the Company reasonably believes there are insufficient Shares represented (either in person or by proxy) and voting to obtain the Requisite Company Vote or to constitute a quorum necessary to conduct the business of the Shareholders Meeting and the Company shall not otherwise postpone, recess or adjourn such meeting except to the extent required by Law. Subject to Section 5.2(e), the Company Board shall use its reasonable best efforts to obtain the Requisite Company Vote. In the event that subsequent to the date of this Agreement, the Company Board makes a Change of Recommendation, the Company nevertheless shall continue to submit this Agreement to the holders of the Shares for approval at the Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

5.5 Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) days after the date of this Agreement the notification and report form required under the HSR Act, and requesting early termination of the waiting period thereof with respect to the Merger) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, licenses, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and to permit the conduct of the business by Parent following the Closing, including the transfer or assignment of any registrations, approvals, permits, licenses, or authorizations necessary for the Company or its Subsidiaries to continue to conduct business in compliance with applicable Laws. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Merger and the other transactions contemplated by this Agreement, other than filing, recordation or similar fees.

(b) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable and consistent with reasonable confidentiality obligations, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent shall have the sole right to control and direct the process by which the parties seek to avoid or eliminate impediments under any applicable antitrust or competition Laws in the United States and shall take the lead in and control all discussions, negotiations and other communications with Governmental Antitrust Entities, subject to good faith consultations with the Company and the inclusion of the Company in meetings with Governmental Entities to the extent permitted by such Governmental Entity. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Without limiting the generality of the undertakings pursuant to this Section 5.5, each of the Company and Parent agree to promptly provide to each and every federal, state or local court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws in the United States (and any such Governmental Entity, a “Governmental Antitrust Entity”) any non-privileged information and documents requested by such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor Parent (nor any of their respective Subsidiaries) will be obligated in connection with the Merger to enter into any agreement, consent decree or other commitment requiring the divestiture or holding separate of any assets or other restriction on the operation of the businesses of the Company, Parent, or their respective Subsidiaries, or to commence, pursue or defend any litigation, and the Company shall not accept or agree to any such agreement, consent decree, commitment or restrictions without Parent’s prior written consent.

5.6 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 5.6, the Company shall (and shall cause its Subsidiaries to), upon request by Parent, furnish the Parent with all information concerning itself, its Subsidiaries, directors and officers and other such matters as may be reasonably necessary or advisable in connection with the Merger and the transactions contemplated by this Agreement, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Parent, afford the Parent’s officers and other authorized Representatives reasonable access, during normal business hours (or other mutually agreed time) throughout the period prior to the Effective Time, to Representatives, Contracts, properties, books and records (including the work papers of such party’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested.

(b) The foregoing provisions of this Section 5.6 shall not require and shall not be construed to require the Company to permit any access to any of its Representatives, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, would (i) result in the disclosure of any Trade Secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Laws, including any fiduciary duty of the officers and directors of the Company or any of its Subsidiaries, or (iii) waive the protection of any attorney-client privilege. In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 5.6 and withholds information on the basis of the foregoing clauses (i) through (iii), the Company shall inform the Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. All such information shall be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 5.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) In order to plan for the efficient integration of the businesses, the Company shall provide Parent and its Representatives reasonable access to, and will cooperate with Parent in its dealings with, the Company’s members, customers, and vendors so that Parent may ensure a smooth continuation of supply and services post-Closing, explore additional opportunities that Parent may offer such members, customers, and vendors post-Closing, evaluate such members’ or customers’ credit profile and discuss reasonable credit support and collateral to support such members’ or customers’ obligations post-Closing. Any arrangements negotiated pursuant to this Section 5.6(d) shall be conditioned upon Closing and shall not take effect under after Closing.

(e) In order to plan for the efficient integration of the businesses, the Company shall provide Parent and its Representatives reasonable access to (i) the Company’s employees, members, customers, and vendors, (ii) data and information regarding the Company’s business, and (iii) other information relevant to such integration, and will cooperate and work in good faith with Parent for the purposes of developing a plan for such integration and taking steps to prepare for such integration of the Company and Parent on or after the Closing Date. Any actions contemplated by the plan for such integration shall be conditioned upon the Closing and shall not take effect until the Closing Date; provided, however, that Parent and the Company will cooperate and work in good faith to take actions prior to the Closing Date to prepare for the integration of the Company and Parent on and after the Closing Date so long as the integration is not effected until the Closing Date.

(f) No exchange of information or investigation by Parent or its representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement.

5.7 Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

5.8 Publicity. The initial press release regarding the Merger shall be a joint press release and, from the date hereof until the Effective Time, the Company and Parent each shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other party, prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except in each case (i) as may be required by Law or by the request of any Governmental Entity, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s response thereto.

5.9 Notice of Certain Events. Prior to the Closing Date, the Company shall promptly as reasonably practicable notify Parent in writing of:

(a) any notice or other communication received by the Company or its Subsidiaries from any Person alleging that the consent, approval, permission or waiver from such Person is or may be required in connection with the Merger;

(b) any notice or other communication received by the Company or any of its Subsidiaries from any Governmental Entity in connection with the transactions contemplated hereby; and

(c) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate at or prior to the Closing that would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 6.2 to be satisfied;

provided, however, that no failure to give such notification shall separately constitute a failure of any condition in Article VI or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis, and no notification given by any party pursuant to this Section 5.9 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company. All information provided pursuant to this Section 5.9 shall be governed by the terms of the Confidentiality Agreement.

5.10 Employee Benefits.

(a) Parent agrees that the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, except as set forth in Schedule 5.10(a)(2), (3) pension benefits that are no less favorable in the aggregate than provided to similarly situated employees of Parent, (4) welfare benefits (i) as set forth in Schedule 5.10(a)(4)(i) from Closing through December 31, 2017, provided by the Company and its Subsidiaries pursuant to the plans or policies maintained by the Company immediately prior to the Effective Time, and (ii) on and after January 1, 2018, that are no less favorable in the aggregate than provided to similarly situated employees of Parent, and (5) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries pursuant to the severance plan or policy maintained by the Company on January 1, 2017; provided, however, that nothing under this sentence shall require Parent or the Surviving Corporation to provide bonus opportunities under any long term incentive plan, and provided further, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a Company Labor Agreement and Parent shall, and shall cause the Surviving Corporation to, continue to honor all such Company Labor Agreements in accordance with their respective terms.

(b) Parent agrees that if Closing occurs prior to the end of the Company’s fiscal year that started on October 2, 2016, then each employee of the Company actively employed as of immediately prior to the Effective Time and then participating in the Company’s Officer Annual Incentive Plan or Management Achievement Program (the “Company Bonus Plans”) shall be entitled to receive payment in respect of that fiscal year in an amount equal to 50% of such employee’s target opportunity under the applicable plan (each, a “Retention Incentive”); provided that each Continuing Employee must remain employed with the Surviving Corporation through September 30, 2017 (other than as a result of a termination qualifying for severance payments in exchange for signing and not rescinding a release of claims in a form developed by the Company and approved by Parent) to be entitled to the Retention Incentive. Parent shall, or shall cause the Surviving Corporation to, pay the Retention Incentives as soon as administratively practicable following the end of the Company’s fiscal year (or, if earlier, in connection with severance paid to any Continuing Employee). If Closing occurs prior to the end of the Company’s fiscal year that started on October 2, 2016, then for the remainder of that fiscal year, Parent shall provide, or shall cause the Surviving Corporation to provide, each Continuing Employee an annual cash bonus opportunity under an annual cash incentive plan or program maintained by Parent or one of its Affiliates in accordance with Section 5.10(a)(2). If Closing occurs on or after October 1, 2017, then each employee of the Company actively employed as of the completion of the Company’s fiscal year that started on October 2, 2016 and then participating in the Company Bonus Plans shall be entitled to receive payment of his or her respective Retention Incentive, or if greater, an amount equal to such employee’s annual cash bonus based on actual performance (as determined in accordance with the immediately following sentence in this Section 5.10(b)), subject to such employee remaining employed with the Company or the Surviving Corporation through the date of the completion of the Company’s fiscal year that started on October 2, 2016 (other than as a result of a termination qualifying for severance payments in exchange for signing and not rescinding a release of claims in a form developed by the Company and approved by Parent). Such amounts payable under the preceding sentence shall be paid by the Company or the Surviving Corporation as soon as administratively practicable following the Company’s or the Surviving Corporation’s determination of actual performance results for such fiscal year under the Company Bonus Plans, provided that Company performance results shall be determined consistent with the Company’s recent past practices for evaluating and determining performance results for annual bonus payment purposes in the ordinary course of business operations, consistently applied pursuant to the terms of the Company Bonus Plans as in effect as of the date hereof (it being understood that in no event shall such performance determination take into account or effect any extraordinary adjustments (including with respect to the transactions contemplated by this Agreement) without the prior written consent of Parent, and provided further that if an employee experiences a termination qualifying for severance payments then such amount will be paid only in exchange for such employee signing and not rescinding a release of claims in a form developed by the Company and approved by Parent).

(c) Unless otherwise requested by Parent not later than thirty (30) days prior to the Closing Date, the Company shall take all actions, including through resolutions of the Company’s Board (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the Unified Grocers, Inc. Sheltered Savings Plan, as amended and restated effective January 1, 2015 (the “Company 401(k) Plan”), to be frozen effective on the business day immediately preceding the Closing Date, with such freeze being contingent on the Closing. Each Continuing Employee shall be eligible to become a participant in Parent’s defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) on the Closing Date (giving effect to the service crediting provisions of Section 5.10(d)); it being agreed that no Continuing Employee shall experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions contemplated by this Agreement. Parent further agrees that the Company may, prior to the freeze contemplated by this Section 5.10(c) and during calendar year 2017, credit each eligible participant’s account in the Company 401(k) Plan with an amount in respect of the Non-Elective Contributions and Transitional Contributions as applicable, based on 2017 Compensation (as defined in the Company 401(k) Plan) paid through the Effective Time.

(d) Parent shall and shall cause the Surviving Corporation to, use commercially reasonable efforts to (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual, and eligibility to participate under each applicable Parent benefit plan in which a Continuing Employee becomes eligible to participate following the Closing Date, as if such service had been performed with Parent, except (x) for benefit accrual under defined benefit pension plans, (y) for purposes participating in grandfathered or frozen benefit plans or for qualifying for subsidized early retirement benefits or (z) to the extent it would result in a duplication of benefits.

(e) Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees accrued as of the Effective Time under the terms of the Company Plans only to the extent those plans are set forth in Section 5.10(e) of the Company Disclosure Letter. Notwithstanding any other provision in this Agreement to the contrary, Parent agrees that it shall it treat (or cause the Surviving Corporation to treat) any individual who as of immediately prior to the Effective Time is a part of the closed group (i) receiving benefits under the Company Retiree Medical Plans, (ii) eligible to receive future benefits under the Company Retiree Medical Plans or (iii) accruing age or years of service credit under the Company Retiree

Medical Plans on a basis no less favorable than similarly situated participants in Parent’s retiree medical plan; provided that such benefits may be delivered pursuant the Company Retiree Medical Plans or the Parent’s retiree medical plan, as each may be amended or terminated from time to time. For purposes of this 5.10(e), “Company Retiree Medical Plans” means the Unified Grocers, Inc. Retiree Medical Plan and the Unified Grocer’s Inc. Officer Retiree Medical Plan.

(f) On or before the Closing Date, the Company shall terminate the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II and Parent shall, or shall cause the Surviving Corporation to (1) distribute all account balances in the Supplemental Executive Retirement Plan and Deferred Compensation Plans I and II to the applicable participants in such plans as soon as administratively practicable once the proceeds from the underlying surrendered Company-owned life insurance policies are received, and (2) distribute the present value of all accrued benefits under the Executive Salary Protection Plan to the applicable participants in such plan after January 1, 2018 but before January 31, 2018, with the present value under the Executive Salary Protection Plan calculated in a manner consistent with Schedule 5.10(f) and with the Company taking the agreed actions set forth on Schedule 5.10(f). Parent shall, no later than the Closing Date, make an irrevocable contribution to the rabbi trusts established pursuant to each of the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II, with the amount of such contribution calculated consistent with the methodology set forth on Schedule 5.10(f). Parent shall, or shall cause the Surviving Corporation to, reimburse the participants in the Company’s Executive Salary Protection Plan and the Supplemental Executive Retirement Plan for the employee share of FICA Taxes on the amount of the benefit accrued under that plan following the termination of that plan in a manner consistent with the Company’s past practice.

(g) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms; provided, that any such amendment must take effect in a prospective manner, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

5.11 Tax Matters. Parent shall prepare and file all Tax returns treating the Company as a cooperative subject to the provisions of Subchapter T of Chapter 1 of Subtitle A of the Code for all tax periods ending on or prior to the Closing Date, unless otherwise required by applicable Law.

5.12 Expenses. Except as otherwise provided in Sections 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with (i) filing the notification and report form required under the HSR Act shall be borne by Parent, (ii) the Proxy Statement and printing and mailing the Proxy Statement shall be borne by the Company and (iii) the R&W Insurance Policy shall be borne by Parent.

5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of California, its articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter, in each case, in effect on the date of this Agreement, to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, the Company’s articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Laws of the State of California, the Company’s articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. Except as otherwise provided in any applicable Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Further, except as otherwise provided in any applicable Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, if such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) At or prior to the Effective Time, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and Parent shall fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of

300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.13.

(e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts that are set forth on Section 5.13(a) of the Company Disclosure Letter or Laws. Further, in the event of any conflict or inconsistency between this Section 5.13 and the rights and duties under Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, the provisions most favorable to the Indemnified Parties shall control. All rights to indemnification and exculpation from liabilities for acts or omission occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract between such Indemnified Party and the Company or any of its Subsidiaries that are set forth on Section 5.13(a) of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, shall survive the Merger and the other transactions contemplated by this Agreement unchanged and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

5.14 Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Approval of Sole Shareholder of Merger Sub. Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole shareholder of Merger Sub to execute and deliver, in accordance with applicable Law and its articles of incorporation and bylaws, a written consent approving the plan of merger contained in this Agreement.

5.16 Product and Services Continuation. During the Continuation Period, the Parent shall, or shall cause the Surviving Corporation to

(a) continue to sell products, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products (the “Member Products”), in the regions where such Member Products are currently sold, to Shareholders who have purchased Member Products in the previous twelve months prior to the date of this Agreement (the “Members”), on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each such Member as such Member has enjoyed in the previous twelve months prior to the date of this Agreement with respect to such Member Products,

(b) continue to offer the number of items within each category of Member Products that is substantially similar to the number of items currently offered to such Member within such category of Member Products and not materially reduce the number of items offered, and

(c) continue to provide financing and support services, including merchandising, retail pricing, advertising, promotional planning, schematics, scan advantage, retail technology, equipment purchasing and real estate services (the “Member Services”) to Members on terms and conditions (including pricing) no less favorable in all material respects to each such Member as such Member has enjoyed in the previous twelve months prior to the date of this Agreement with respect to such Member Services, in each case of clauses (a) through (c) subject to credit review and such Member having provided reasonable credit support and collateral within thirty (30) days after Closing to support its obligations to Parent or the Surviving Corporation which credit support and collateral will be consistent with the guidelines set forth in Schedule 5.16; provided, however, that the Parent’s and the Surviving Corporation’s obligations under this section:

(i) shall apply only with respect to a Member to the extent such Member continues to purchase Member Products and Member Services, without interruption in all material respects, in the same or greater amount (and in substantially the same mix of Member Products) as such Member has purchased Member Products and Member Services in the twelve months prior to the date of this Agreement (provided, that for purposes of this clause (i): (1) any changes with respect to a Member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and (2) reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such Member operates will not allow for a change to the Parent’s or the Surviving Corporation’s obligations in this Section 5.16) and

(ii) shall apply only with respect to a Member to the extent such Member is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to Parent, the Surviving Corporation and their respective Affiliates and is not otherwise in material breach of its agreements with Parent, the Surviving Corporation or any of their respective Affiliates and Parent has no reason to believe that Member will not continue to be in good standing, and

(iii) shall not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes or the extinguishment of patronage payments to Members.

For a period of 18 months following the Closing Date, the Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, use commercially reasonable efforts to maintain and enhance the Company’s approach to Member engagement, including by using its commercially reasonable efforts to retain key employees of the Company who interact directly with the Company’s Members and are critical to maintaining Company’s Member facing functions.

5.17 Exercise of 9607 Rights. Prior to the Closing, the Company shall exercise any rights it may have under California Commercial Code Section 9607 as a secured party under its collateral or security agreements with respect to Members who (a) are in default of their secured payment obligations to the Company in an amount in excess of $2,500 (including with respect to any payment that is past due according to the Company’s standard open credit terms with such Member and any short payments on amounts owed to the Company) or (b) elected to finance their purchase of Shares pursuant to a loan from the Company or any of its Subsidiaries as set forth on Section 5.17(a) of the Company Disclosure Letter, and shall set off against the return of any deposits pursuant to Section 2.2 and/or direct the Paying Agent pursuant to the exercise of these rights to remit to the Company instead of the applicable holder an amount equal to the lesser of (i) the payment obligations in default by such defaulting holder of Shares and/or the outstanding amount of any such loan (and any related interest, fees, or other charges) in respect of Shares as set forth on Section 5.17(a) of the Company Disclosure Letter (which loan shall be correspondingly reduced) and (ii) the maximum aggregate amount of Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration to be paid to such holder in accordance with Section 2.1 or the amount of deposits to be returned to such defaulting holder in accordance with Section 2.2; provided, however, that the Company will not exercise its rights under Section 5.17(a) in respect of (1) containers that are fully reserved on the Company’s balance sheet prepared in accordance with GAAP and are materially consistent with the amount of containers on the date of this Agreement, (2) late fees that are not part of an event of default under the applicable collateral or security agreements in an aggregate amount not to exceed $125,000 or (3) payments that are not more than seven (7) days past due. The Company shall not be required to exercise any rights it may have under California Commercial Code Section 9607 against any Member that is currently the subject of any bankruptcy or insolvency proceeding. Section 5.17(b) of the Company Disclosure Letter sets forth, by Member, the amount of the defaulted secured payment obligations as of the date hereof.

5.18 Letters of Credit. If required by the beneficiaries of the letters of credit issued under the Amended and Restated Credit Agreement listed on Section 5.18 of the Company Disclosure Letter, Parent shall, at or prior to the Closing, cause replacement letters of credit or other reasonably acceptable forms of credit support to be issued in replacement of such letters of credit, including, if necessary to facilitate the Closing, issuing a backstop letter of credit to the issuers under the Amended and Restated Credit Agreement listed on Section 5.18 of the Company Disclosure Letter.

5.19 Shareholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Shareholder Litigation; provided, that, in any event, the Company shall control such defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.6, including regarding attorney-client privilege or other applicable legal privilege. No compromise or full or partial settlement of any Shareholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

5.20 R&W Insurance. If Parent elects to obtain a R&W Insurance Policy, the Company shall, and shall cause its officers, directors, employees or agents to, reasonably cooperate with Parent and the R&W Insurer and any of their respective Affiliates or representatives in connection with the issuance of the R&W Insurance Policy, including, but not limited to, providing all documents and information reasonably requested by the R&W Insurer, its Affiliates or any of its or their respective representatives or required for the issuance of the R&W Insurance Policy.

5.21 Regulatory Matters. Prior to the Closing Date or the earlier termination of this Agreement pursuant to Article VIII, the Company shall use its reasonable best efforts to take the actions identified on Section 5.21 of the Company Disclosure Letter, in each case to the reasonable satisfaction of Parent.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by Shareholders constituting the Requisite Company Vote.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.6(a) (Absence of Certain Changes) shall be true and correct on the date of this Agreement and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Sections 3.2 (Capital Structure), 3.19 (Indebtedness; Guarantees) and 3.24 (Transaction Expenses) shall be true and correct, subject only to de minimis inaccuracies, on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct, subject only to de minimis inaccuracies, as of such particular date or period of time); (iii) the representations and warranties of the Company set forth in Sections 3.3 (Corporate Authority; Approval and Fairness), 3.13 (Takeover Statutes) and 3.25 (Brokers and Finders) shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) shall be true and correct on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Company Closing Certificate. Parent and Merger Sub shall have received at Closing a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) are satisfied.

(e) FIRPTA Certificate. Parent and Merger Sub shall have received a certificate (the “FIRPTA Certificate”) in a form reasonably satisfactory to Parent and Merger Sub and in compliance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), signed under penalties of perjury by an executive officer of the Company and certifying that the Company has not been a United States real property holding company within the meaning of Code section 897(c)(2) during the period specified in Code section 897(c)(1)(A)(ii); provided that if the Company fails to provide the FIRPTA Certificate, Parent’s only remedy for the failure to provide any such certificate will be to withhold from the payments to be made to the Paying Agent pursuant to this Agreement any required withholding tax under Code Section 1445.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification by materiality contained therein) on the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub Closing Certificate. The Company shall have received at Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) are satisfied.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company or Parent, as the case may be:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., Pacific Time on October 7, 2017 (the “Outside Date”), except that if, as of the Business Day preceding the Outside Date (without any extension thereto), the conditions set forth in Section 6.1(b) or Section 6.1(c) (due to any Order imposed by a Governmental Antitrust Entity) have not been satisfied or waived, then either Parent or the Company (provided that such party has complied in all material respects with its obligations under Section 5.5) may by written notice extend the Outside Date to January 5, 2018; provided, that, the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Merger to be consummated on or before such date;

(c) by either Parent or the Company, if the Requisite Company Vote shall not have been obtained upon a vote taken thereon at the Shareholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(d) by either Parent or the Company, if any Order permanently enjoining, restraining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party if such party has breached in any material respect its obligations under Section 5.5 in a manner that shall have proximately contributed to the failure of a condition to the consummation of the Merger;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Company shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 6.2(a) or 6.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 6.3(a) or 6.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to Parent or (ii) three (3) Business Days prior to the Outside Date); or

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Change of Recommendation.

7.2 Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 7.2(b) and 7.2(c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or Willful and Material Breach of this Agreement and (ii) the provisions set forth in Section 5.12 (Expenses), this Section 7.2 and the second sentence of Section 8.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 7.1(b) (Outside Date), by either the Company or Parent pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained), or by Parent pursuant to Section 7.1(e) (Company Breach), and, in each case,

(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or made publicly to the Shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) prior to the date of termination, with respect to any termination pursuant to Section 7.1(b) (Outside Date), or (2) prior to the date of the Shareholders Meeting, with respect to termination pursuant to pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained)), and

(B) within twelve months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Shareholders or otherwise not opposed, an Acquisition Proposal which Acquisition Proposal is subsequently consummated (even if after such twelve month period); provided, (X) that, for the purposes of this Section 7.2(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be reference to “50%” and (Y) for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates;

(ii) by Parent pursuant to Section 7.1(g) (Change of Recommendation); or

(iii) by the Company pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate pursuant to Section 7.1(g) shall have occurred;

then, (1) in the case of Section 7.2(b)(i), within two (2) Business Days after consummation of such Acquisition Proposal, (2) in the case of Section 7.2(b)(ii), within two (2) Business Days after termination of this Agreement, and (3) in the case of Section 7.2(b)(iii), concurrently with the termination of this Agreement, the Company shall pay a termination fee of $8,000,000, plus all reasonable and documented out-of-pocket costs and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, which reimbursed costs and expenses shall not exceed $1,000,000 in the aggregate (collectively, the “Company Termination Fee”), to Parent in each case by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company be obligated to pay the Company Termination Fee on more than one (1) occasion.

(c) If the Company or Parent terminates this Agreement under Section 7.1(b) or Section 7.1(d) after the Requisite Company Vote has been obtained and, in either case, at the time of such termination, the condition set forth in Section 6.1(b) has not been satisfied, then within two (2) Business Days after such termination, Parent shall pay a termination fee of $9,500,000 (the “Parent Termination Fee”), to Company by wire transfer of immediately available funds to an account designated in writing by Company. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one (1) occasion.

(d) The parties acknkowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if (i)the Company fails to timely pay the amount due pursuant to Section 7.2(b) or (ii) Parent fails to timely pay the amount due pursuant to Section 7.2(c) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, the party entitled to receive such payment (the “Recipient”) commences a suit that results in a judgment against the party obligated to make such payment (the “Payor”) for the applicable Termination Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such Termination Payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE VIII

Miscellaneous and General

8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Sections 5.10 (Employee Benefits), 5.12 (Expenses), 5.13 (Indemnification; Directors’ and Officers’ Insurance) and 5.16 (Product and Services Continuation) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Sections 5.12 (Expenses) and 7.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of the Requisite Company Vote, no amendment shall be made which by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

8.3 Waiver. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

8.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT THAT (I) THE INTERNAL AFFAIRS OF THE CORPORATIONS PARTY HERETO THAT ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF CALIFORNIA, INCLUDING FIDUCIARY DUTIES OF THE DIRECTORS AND OFFICERS OF SUCH CORPORATIONS, AND (II) ALL OTHER PROVISIONS OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT THAT ARE EXPRESSLY OR OTHERWISE REQUIRED TO BE GOVERNED BY CGCL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

(b) Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6 Specific Performance.

(a) Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in accordance with Section 8.5 without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

8.7 Notices. Any notice, request, instruction or other communications or document to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided, that the transmission of the facsimile or email is promptly confirmed:

If to Parent or Merger Sub:

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Telephone: (952) 828-4623

Facsimile: (952) 828-4403

Email: karla.c.robertson@supervalu.com

Attn: Karla C. Robertson

With a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402

Telephone: (612) 766-7000

Facsimile: (612) 766-1600

Email: mike.stanchfield@FaegreBD.com

    kate.sherburne@FaegreBD.com

Attn: Michael A. Stanchfield

 Kate Sherburne

If to the Company:

Unified Grocers, Inc.

5200 Sheila Street

Commerce, CA 90040

Telephone: (323) 881-4225

Facsimile: (323) 729-6616

Email: MKasper@unifiedgrocers.com

Attn: General Counsel

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

Email: resslera@sullcrom.com

Attn: Alison S. Ressler

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (c) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, or (d) upon confirmation of successful transmission if sent by facsimile or email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 8.7.

8.8 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated August 2, 2016, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

8.9 Third Party Beneficiaries. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, except (i) the rights of third party beneficiaries, after the Effective Time, as are provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), and (ii) the rights of Shareholders, after the Effective Time, to receive the aggregate consideration payable pursuant to Article II of this Agreement, which rights set forth in the preceding clauses (i) and (ii) of this Section 8.9 are hereby expressly acknowledged and agreed by Parent and Merger Sub. The parties hereto further agree that the rights of third party beneficiaries under clause (i) and clause (ii) of the first sentence of this Section 8.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one party to another party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedules, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V. Inclusion of any items or information in the Company Disclosure Letter and Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

8.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Parent may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that any such designation shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impair or impede the rights of the Shareholders under this Agreement; provided, further, that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

8.14 Definitions. As used in this Agreement the following terms shall have the meanings ascribed to them below:

“Acquisition Proposal” means (i) any inquiry, proposal, offer or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries or 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company, in each case, other than as contemplated by this Agreement.

“Affiliate” means when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.2(d)(iv).

“Amended and Restated Credit Agreement” means the amended and restated credit agreement dated as of June 28, 2013, as amended by the first amendment and consent dated as of June 27, 2014 and as further amended by the second amendment, consent and lender joinder dated as of December 18, 2014 and the Consent dated as of June 26, 2015, among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents party thereto.

“Amended and Restated Loan and Security Agreement” means the amended and restated loan and security agreement, dated as of September 26, 2014 as amended by amendment number one dated as of June 26, 2015 as further amended by amendment number two as of September 23, 2016, and as further amended by amendment number three as of December 22, 2016, by and among the Company and Grocers Capital Company, the lenders party thereto, and California Bank & Trust, as arranger and administrative agent.

“Applicable Company Reports” means the Company Reports filed with the SEC on or after the Applicable Date and at least five (5) Business Days prior to the date of this Agreement (but excluding, in each case, any disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein and any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).

“Applicable Date” shall have the meaning set forth in Section 3.5(a).

“Appreciation Unit” shall have the meaning set forth in Section 2.4(b).

“Articles” shall have the meaning set forth in Section 1.4.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Share” shall mean each book-entry account formerly representing any non-certificated Shares (other than Excluded Shares).

“Business Day” shall have the meaning set forth in Section 1.2.

“Bylaws” shall have the meaning set forth in Section 1.5.

“Certificate” shall mean any certificate formerly representing any Shares (other than Excluded Shares).

“CGCL” shall have the meaning set forth in the Recitals.

“Change of Recommendation” shall have the meaning set forth in Section 5.2(d)(iv).

“Chosen Courts” shall have the meaning set forth in Section 8.5(b).

“Class A Shares” shall have the meaning set forth in Section 3.2(a).

“Class B Shares” shall have the meaning set forth in Section 3.2(a).

“Class C Shares” shall have the meaning set forth in Section 3.2(a).

“Class E Shares” shall have the meaning set forth in Section 3.2(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.3(g).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.10(c).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Bonus Plans” shall have the meaning set forth in Section 5.10(b).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company IT Assets” shall have the meaning set forth in Section 3.17(d).

“Company Labor Agreements” shall have the meaning set forth in Section 3.16(a).

“Company LTIP” shall have the meaning set forth in Section 2.4(a).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, employment agreement, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and “ERISA Plans,” respectively), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Products” shall have the meaning set forth in Section 3.10(a).

“Company Recommendation” shall have the meaning set forth in Section 3.3(b).

“Company Reports” shall have the meaning set forth in Section 3.5(a).

“Company Retiree Medical Plans” shall have the meaning set forth in Section 5.10(e).

“Company Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.8.

“Constituent Corporations” shall have the meaning set forth in the Preamble.

“Continuation Period” shall mean a period of one (1) year following the Closing Date.

“Continuing Employees” shall have the meaning set forth in Section 5.10(a).

“Contract” shall have the meaning set forth in Section 3.4(b).

“Costs” shall have the meaning set forth in Section 5.12.

“Customer Data” means all data, meta data, information or other content (i) transmitted to the Company by users or customers of the Company IT Assets, or (ii) otherwise stored or hosted by the Company or the Company Products.

“Dissenting Shareholders” shall mean any Shareholders who did not vote in favor of the Merger and with respect to which a demand to the Company for purchase of such Shares is duly made in accordance with Chapter 13 of the CGCL and not subsequently and effectively withdrawn or forfeited.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environmental Law” means Law relating to: (A) the pollution, protection or restoration of or prevention of harm to health, safety or the environment or natural resources, (B) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of or exposure to any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permits” shall have the meaning set forth in Section 3.14(a).

“ERISA” shall have the meaning set forth in Section 8.14.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” shall have the meaning set forth in Section 8.14.

“Exchange Act” shall have the meaning set forth in Section 3.4(a).

“Excluded Shares” shall mean (a) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties and (b) Shares held by Dissenting Shareholders.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“Full Value Unit” shall have the meaning set forth in Section 2.4(a).

“GAAP” shall have the meaning set forth in Section 3.5(e).

“Governmental Antitrust Entity” shall have the meaning set forth in Section 5.5(c).

“Governmental Entity” shall have the meaning set forth in Section 3.4(a).

“Hazardous Substance” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning, including petroleum product or by-product, asbestos, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and any other substance that poses a risk of harm or may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HIPAA” shall have the meaning set forth in Section 3.8(o).

“HITECH Act” shall have the meaning set forth in Section 3.8(o).

“HSR Act” shall have the meaning set forth in Section 3.4(a).

“Indebtedness” means, with respect to any Person, at any date, without duplication: (a) all indebtedness of such Person for borrowed money, or issued in substitution for, or in exchange of, such indebtedness, whether current or funded, secured or unsecured (including lines of credit, term loans, mortgage loans, bonds, debentures and notes) including the principal, interest and fees owing thereon, (b) all liabilities of such Person evidenced by any note, bond, debenture or other debt security, (c) all liabilities for the deferred purchase price of property or services (including any liabilities relating to any earn-out, contingency payments, seller notes or similar obligations) with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all liabilities under any lease which has been, or should be under GAAP, recorded as a capital lease, (f) all obligations of the Company and its Subsidiaries with respect to letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar facilities to the extent drawn upon, including the principal, interest and fees owing thereon, (g) all obligations under commodity and swap agreements, hedge or hedge-like instruments, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (h) all obligations of the type referred to in clauses (a) through (g) above of any other Person, the payment of which such Person is liable as obligor, guarantor, surety or otherwise, and (i) prepayment penalties or fees, breakage costs or other similar amounts in connection with the repayment of any such indebtedness or other liabilities in clauses (a) through (g). For purposes of calculating Indebtedness, all interest, redemption or prepayment premiums or penalties, breakage costs and any other fees and expenses (if any) which would be payable if Indebtedness were paid in full at Closing shall be treated as Indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 5.13(a).

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge,” with respect to the Company or any of its Subsidiaries, means the actual knowledge of the Persons listed on Section 8.14(a) of the Company Disclosure Letter after due inquiry of their direct reports or those individuals who would reasonably be expected to have relevant subject matter knowledge.

“Laws” shall have the meaning set forth in Section 3.9(a).

“Lease” shall have the meaning set forth in Section 3.12(h).

“Leased Real Property” shall have the meaning set forth in Section 3.12(h).

“Letter of Transmittal” shall have the meaning set forth in Section 2.3(b)(i).

“Licenses” shall have the meaning set forth in Section 3.9(c).

“Lien” means, with respect to any specified asset, any and all liens (statutory or otherwise), mortgages, deeds of trust, hypothecations, claims, encumbrances, restrictions, charges, easements, encroachments, title defects, attachments, equitable interests, rights of first refusal or rights of first offer, options, pledges and security interests thereon.

“Lien Release Actions” means any action required to be taken to effect the release of applicable Liens on the Company’s or its Subsidiaries’ properties and assets existing immediately prior to the Closing, including the filing of UCC-3 termination statements, the filing and recordation of mortgage or deed of trust Lien releases in the county in which the applicable mortgaged property is located and any other action required to effectuate the release of such Liens (including the payment of any fees, expenses or Taxes required to be paid to effectuate the release of the Liens), the transmittal of termination letters pursuant to deposit account control agreements and the filing of lien terminations with the USPTO.

“LTIP Units” shall have the meaning set forth in Section 2.4(b).

“Material Adverse Effect” means any change, event, occurrence, state of facts, development or effect that, individually or taken together with any other changes, events, occurrences, states of facts, developments or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, operations, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect: (a) general changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States; (b) changes that are the result of factors generally affecting the industry or markets or geographical areas in which the Company and its Subsidiaries operate; (c) any loss of, or adverse change, in the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement or resulting or arising from the identity of Parent or any of its Affiliates (it being understood this clause (c) shall not apply with respect to the representations and warranties set forth in Section 3.3, Section 3.4 or Section 3.8(i)); (d) changes in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement (it being understood that this clause (d) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with Law or GAAP (or any interpretation of GAAP) prior to the date of this Agreement); (e) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, that the exception in this clause (e) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (f) any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event, whether or not caused by any Person, or any national or international calamity or crisis or (g) the performance by the Company of its obligations under this Agreement and the Company’s compliance with Section 5.1; provided, further, that, with respect to clauses (a), (b), (d) and (f), such change, event, occurrence or effect does not (1) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (2) disproportionately adversely affect the Company and its Subsidiaries compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Member Products” shall have meaning set forth in Section 5.16.

“Member Services” shall have the meaning set forth in Section 5.16.

“Members” shall have the meaning set forth in Section 5.16.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Filing” shall have the meaning set forth in Section 1.3.

“Merger Sub” shall have the meaning set forth in the Preamble.

“MEWA” shall have the meaning set forth in Section 3.8(q).

“Multiemployer Plan” shall have the meaning set forth in Section 3.8(d).

“Order” shall have the meaning set forth in Section 6.1(c).

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.10(c).

“Parent Disclosure Letter” shall have the meaning set forth in Article IV.

“Parent Termination Fee” shall have the meaning set forth in Section 7.2(c).

“Paying Agent” shall have the meaning set forth in Section 2.3(a).

“Payment Fund” shall have the meaning set forth in Section 2.2(b)(iii).

“Payoff Letters” means letters from the lenders and other holders of Indebtedness of the Company and its Subsidiaries set forth on Section 8.14(b) of the Company Disclosure Letter showing the amount, if any, and terms required to discharge all such Indebtedness existing immediately prior to the Closing and to undertake the Lien Release Actions immediately following the Closing with respect to such Indebtedness.

“Payor” shall have the meaning set forth in Section 7.2(d).

“PCI-DSS” shall mean any and all applicable standards, guidance and best practices released by the PCI Security Standards Council.

“Per Share Class A and Class B Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Per Share Class E Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practices that (A) relate to obligations that are not delinquent and (B) are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) generally applicable zoning, building, land use and other similar laws which are not violated in any material respect by the current use and operation of the Owned Real Property and Leased Real Property, (iv) easements, rights of way, servitudes, covenants, conditions, restrictions of public record in the jurisdiction where the property is located that do not prevent the current use or occupancy of the affected property or materially detract from the value, (v) Liens identified in Section 3.12 of the Company Disclosure Letter or reflected on title policies, title reports, surveys or other similar reports of listings which have previously been made available to Parent, (vi) conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (viii) gaps in chain of title evident from the records of the relevant Governmental Entity maintaining applicable registrations not, individually or in the aggregate, materially detracting from the value of the Owned Real Property or materially interfering with the ordinary conduct of business, (ix) exclusive licenses set forth in Section 8.14(c) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of business and (x) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the applicable property subject thereto or affected thereby.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means information that specifically identifies an individual person.

“PHI” shall have the meaning set forth in Section 3.8(o).

“Proxy Statement” shall have the meaning set forth in Section 5.3(a).

“R&W Insurance Policy” shall mean a liability insurance policy pursuant to which the R&W Insurer shall provide certain coverage to Parent, as specified in the such policy, in respect of a breach of the representations and warranties set forth in Article III of this Agreement, which has been bound by the R&W Insurer on or prior to the Effective Time, if Parent so elects to seek to obtain a R&W Insurance Policy pursuant to Section 5.20.

“R&W Insurer” shall mean the primary insurer issuing the R&W Insurance Policy.

“R&W Insurance Premium shall mean the premium due under the R&W Insurance Policy.

“Recipient” shall have the meaning set forth in Section 7.2(d).

“Regulatory Authorization” shall mean all approvals, permits, licenses, certifications, clearances, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Entity to allow one or more of the Company Products to be manufactured, packaged, labeled, stored, marketed, sold or distributed in the United States.

“Regulatory Laws” shall have the meaning set forth in Section 3.10(a).

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Requisite Company Vote” shall have the meaning set forth in Section 3.3(a).

“Retention Incentive” shall have the meaning set forth in Section 5.10(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(b).

“SEC” shall have the meaning set forth in Section 3.5(a).

“Securities Act” shall have the meaning set forth in Section 3.5(a).

“Shareholder Litigation” means any claim or proceeding (including any class action or derivative litigation) against the Company or the members of the Company Board related to the Agreement, the Merger or other transactions contemplated in this Agreement, including disclosures made under securities law and regulations thereto.

“Shareholders” shall have the meaning set forth in Section 2.2(b)(iii).

“Shareholders Meeting” shall have the meaning set forth in Section 5.4.

“Shares” shall have the meaning set forth in Section 3.2(a).

“Sublease” shall have the meaning set forth in Section 3.12(h).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company or more than 50% of the total voting power of the equity securities of the Company, that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the likelihood of the proposal being consummated in accordance with its terms and the timing of such consummation, that if consummated, would result in a transaction more favorable to the Shareholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction proposed by Parent pursuant to Section 5.2(e)).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, abandoned or unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Termination Payment” shall have the meaning set forth in Section 7.2(d).

“Third Party Manufacturer” shall have the meaning set forth in Section 3.10(c).

“Trade Secrets” shall have the meaning set forth in Section 8.14.

“Transaction Expenses” means (a) the out-of-pocket fees and expenses, including of investment bankers, legal counsel, accountants and other advisors, payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all amounts payable in respect of the LTIP Units pursuant to Sections 2.4(a) and 2.4(b) together with the employer portion of any payroll taxes payable in connection with such payments, and (c) any amounts due under the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II, Officer Annual Incentive Plan, Management Achievement Program, Sheltered Savings Plan (401(k) plan), and any transaction-related bonus, change-in-control payment or similar sale bonuses owed by the Company or any of its Subsidiaries to any officer, director or employee of the Company or any of its Subsidiaries, solely as a result of the consummation of the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning set forth in Section 3.15(q).

“USDA” means the U.S. Department of Agriculture.

“Voting Agreements” shall have the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

UNIFIED GROCERS, INC.

By:	/s/ Robert M. Ling, Jr.
Name: Robert M. Ling, Jr.
Title: President and Chief Executive Officer

By:	/s/ Mary M. Kasper
Name: Mary M. Kasper
Title: Senior Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SUPERVALU INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

By:	/s/ Karla Robertson
Name: Karla Robertson
Title: Executive Vice President, General Counsel, Corporate Secretary

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WEST ACQUISITION CORPORATION

By:	/s/ Karla Robertson
Name: Karla Robertson
Title: Chief Executive Officer, President and Secretary

By:	/s/ Bruce Besanko
Name: Bruce Besanko
Title: Vice President